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                                                                 Exhibit 4.4



                               RETAINER AGREEMENT
                               ------------------

        The parties hereto, SECURFONE AMERICA INCORPORATED (hereinafter SFI) and Jennifer Griffith, in consideration of the mutual covenants herein contained. The parties agree herein as follows:

        1. Between November 1, 1996 and December 31, 1997, Griffith will provide, on demand as reasonably required by SFI, consulting services to SFI concerning matters within Griffith's expertise and germane to SFI business activities.

        2. SFI agrees that it shall compensate Griffith by provision of 2,500 shares of SFI or its option equivalent at such time as SFI release such shares for the compensation of those individuals likewise providing consulting and professional services to SFI, but in no event later than February 28, 1998.

        3. Griffith agrees that SFI's liability shall be limited to stock or options as aforesaid, and that SFI makes no representation or warranty as to there market value or marketability.

        4. The services to be provided by Griffith shall be provided at such time and locations as are convenient to SFI or its officers.

                                         /s/ Jennifer Griffith
                                         --------------------------------------
                                         Jennifer Griffith


                                         /s/ William P. Stueber II
                                         --------------------------------------
                                         William P. Stueber II
                                         Chief Executive Officer for
                                         SECURFONE AMERICA INCORPORATED